Exhibit 10.42

SEPARATION AND GENERAL RELEASE AGREEMENT

Reference is hereby made to that certain employment agreement between Steven Beeks and Lions Gate Films, Inc. dated as of April 1, 2015 (the “Employment Agreement”).
Lions Gate Entertainment, Inc., its parents, affiliates and subsidiaries (collectively referred to as “Company”) and Steven Beeks, his heirs, executors, administrators, successors, and assigns (collectively referred to as “Employee”), agree that:

1.Last Day. Employee’s employment relationship with the Company shall terminate in any capacity, effective as of December 21, 2017 (the “Separation Date”). Employee irrevocably resigns as an officer, employee, director, manager and in each and every other capacity with Lions Gate Entertainment, Inc. and each of its parents, subsidiaries and affiliates effective on the Separation Date. The Company confirms that such resignations are accepted. Employee agrees that he currently holds no such position.
2.    Effective Date. This Confidential Agreement and General Release (this “Agreement”) shall become effective on the date the Company receives this Agreement signed by Employee (the “Effective Date”), provided that it is signed and delivered to the Company no sooner than twenty-one (21) days after the Company delivered it to Employee. For the avoidance of doubt, Employee shall not execute this Agreement prior to the Separation Date.
3.    Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Company agrees to the following:

a.
Company shall pay Employee Nine Hundred Fifty Thousand Dollars ($950,000.00), less lawful and customary deductions, which represents severance pay. Said payment shall be made within ten (10) business days following the expiration of the revocation period provided in Section 19 of this Agreement (and in all events no earlier than January 1, 2018 and no later than March 15, 2018).

b.
Company shall pay Employee a service bonus of Nine Hundred Fifty Thousand Dollars ($950,000.00), less lawful and customary deductions. Said payment shall be made within ten (10) business days following the expiration of the revocation period provided in Section 19 of this Agreement (and in all events no later than December 31, 2017).

c.
Company shall pay Employee an additional Five Hundred Ninety-Two Thousand Five Hundred Dollars ($592,500.00), less lawful and customary deductions, which represents Employee’s prorated discretionary bonus for the 2018 fiscal year pursuant to Section 2(c) of the Employment Agreement. Said payment shall be made within ten (10) business days following the expiration of the revocation period provided in Section 19 of this Agreement (and in all events no later than December 31, 2017).

d.
Employee acknowledges that he shall have the option to convert and continue Employee’s health insurance after the Separation Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the California Continuation Benefits Replacement Act of 1997 (“Cal-COBRA”), as amended. If Employee opts to so convert and continue Employee's health insurance,

Company shall for 24 months pay the monthly COBRA premiums (18 months) and Cal-COBRA premiums (6 months) for said converted and continued health insurance that it paid for Employee’s health insurance at the time Employee’s employment with Company terminated. Except as provided in this Agreement (and as controlled by COBRA and Cal-COBRA), from and after the Separation Date, Employee shall not be entitled to participate in or accrue any other payments or benefits under any employee benefit plan of Company. The Company’s obligation to pay for premiums pursuant to this Section 2(b) does not apply to any coverage that the Company is not required to offer Employee pursuant to applicable law and is in all events subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

e.
Each installment of Employee’s outstanding and unvested time-based and performance-based restricted stock units (“RSUs”) and time-based and performance-based non-qualified stock options (“Options”) granted to Employee pursuant to Section 5 of the Employment Agreement that are scheduled to vest within the period commencing twelve (12) months following the Separation Date shall accelerate and become fully vested on the Separation Date.

f.	Payment by Company of Employee’s American Airlines Concierge Key Membership through December 31, 2018.

g.	Concurrently herewith, Company and Employee are entering into a consulting services agreement (the “Consulting Services Agreement”) in the form attached hereto as Exhibit A.

4.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the benefits specified in Section 3 above, except for his execution of this Agreement and the fulfillment of the promises contained herein.

5.    General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Company, its parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Company or the other Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964, as amended;
The Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974, as amended;
The Immigration Reform and Control Act, as amended;
The Americans with Disabilities Act of 1990, as amended;
The Occupational Safety and Health Act, as amended;

The Sarbanes-Oxley Act of 2002;
The federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law);
California Family Rights Act – Cal. Govt. Code § 12945.2 et seq.;
California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
California Unruh Civil Rights Act, including California’s Sexual Orientation Bias Law – Civ. Code § 51 et seq.;
California AIDS Testing and Confidentiality Law – Cal. Health & Safety Code §120980 et seq.;
California Confidentiality of Medical Information – Cal. Civ. Code §56 et seq.;
California Smokers’ Rights Law;
California Parental Leave Law – Cal. Lab. Code §230.7 et seq.;
California Apprenticeship Program Bias Law – Cal. Lab. Code §3070 et seq.;
California Wage Payment Act, as amended;
California Equal Pay Law – Cal. Lab. Code §1197.5 et seq.;
California Whistleblower Protection Law – Cal. Lab. Code § 1102.5(a) to (c);
California Military Personnel Bias Law – Cal. Mil. & Vet. Code §394 et seq.;
California Family and Medical Leave – Cal. Lab. Code §233;
California Electronic Monitoring of Employees – Cal. Lab. Code §435 et seq.;
The California Occupational Safety and Health Act, as amended, California Labor Code §6300 et seq., and any applicable regulations thereunder;
California Consumer Reports: Discrimination Law – Cal. Civ. Code §1786.10 et seq.;
California Political Activities of Employees Act – Cal. Lab. Code §1101 et seq.;
California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code §230.1;
California Voting Leave Law – Cal. Elec. Code §14000 et seq.;
California Court Leave Law – Cal. Lab. Code §230;
Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

United States and California Constitutions;
Any public policy, contract, tort, or common law; or
Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
This release does not extend to any claims that (i) cannot be released as a matter of applicable law; (ii) arise under this Agreement; or (iii) arise solely out of acts or omissions occurring after the date of this Agreement; (iv) that affect any vested benefits Employee might have in any Company-sponsored plan, as calculated in accordance with the terms and provisions of those plans and as interpreted by the plan administrators; (v) coverage under the Company’s retiree medical insurance programs, if any; (vi) any rights of indemnification that Employee may have under applicable law or pursuant to the Employment Agreement; or (vii) any rights Employee has been granted pursuant to this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
6.    Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of Company and the other Released Parties, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims. Employee warrants he has read this Agreement, including this waiver of California Civil Code section 1542, and that he has consulted counsel or has had the opportunity to consult counsel about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement or with regard to any facts now unknown to Employee relating to those matters.

7.    Affirmations. Employee represents that he has no lawsuits, claims or charges, or other legal proceedings pending in Employee’s name, or on behalf of any other person or entity against the Company or any of the Released Parties. Employee also promises to opt out of any class or representative action and to take such other steps as Employee has the power to take to disassociate himself from and waive any rights or remedies that might be received from any class or representative action seeking relief against the Company and/or any other Released Parties regarding any of the claims released under this Agreement. Employee further affirms that Company has paid or Employee has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, vacation pay-outs, bonuses, commissions and/or benefits are due to his, except as expressly set forth in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act.
8.    Non-Disparagement. Employee shall not directly or indirectly, publicly or privately, make, publish, solicit or encourage others to defame, disparage or demean Company or the other Released Parties or any of their stockholders, officers, directors, employees, affiliates, subsidiaries or any of their respective products, services or businesses; provided, however, that nothing contained in this Agreement shall prohibit Employee from providing truthful testimony in response to any court or arbitral order or subpoena, from making truthful reports to any governmental, administrative or regulatory agency, or from providing any truthful information in response to any governmental, administrative, or regulatory agency investigation. The Company will reasonably endeavor to ensure that its executive team will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee. Nothing contained herein shall prohibit any person from truthfully providing testimony in response to legal process or voluntarily cooperating in any governmental investigation.
9.    Return of Property. Employee has returned or will return to the Human Resources department within ten (10) days following the Separation Date any and all Company information and property including without limitation the following: door and/or file keys, access cards, computers, reports, data, plans, projects, files, memoranda and records and software; credit cards, safe combinations; computer access codes; disks and instructional or personnel manuals; and other physical or personal property (including copies thereof) which Employee received or prepared or helped to prepare in connection with Employee's employment with Company. Employee warrants and represents that Employee has not retained and will not retain any copies, duplicates, reproductions or excerpts of such Company information and property. Notwithstanding the foregoing, Company and Employee also agree that Employee shall be permitted to retain certain electronic equipment (collectively referred to herein as “Equipment”) for the duration of Employee’s services pursuant to such Consulting Services Agreement by and between Employee and Company dated as of December 22, 2017. Employee agrees to return such electronic equipment to Company’s possession within fifteen (15) days after the termination of the Consulting Services Agreement. For the avoidance of doubt, Employee will be responsible for all and any costs and charges associated with the use of his cellular telephone number after the Separation Date.
10.    Confidentiality of Agreement. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, an attorney with whom Employee chooses to consult regarding his consideration of this Agreement, or as required by law and to prospective employers, insofar as the existence of this Agreement. Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose confidential information protected in this Agreement, but may inform any current or former employee of Released Parties of its existence to explain why he cannot provide information protected by this Agreement. Employee hereby agrees that disclosure by Employee of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.
11.    Confidential Information. Employee acknowledges that during his employment with Company, its parents, affiliates, or subsidiaries, Employee has had access to information concerning the operation of Company and its parent, affiliated and subsidiary entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Company and regularly used in the operation of Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Company’s trade secrets. Employee agrees not to disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, at any time after his employment with Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following his employment with Company. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Company and its parent, affiliated and subsidiary entities that are not trade secrets after Employee’s employment. Employee shall not use any such confidential information in connection with any other employment and/or business. Employee shall never reveal any such confidential information without Company's prior written consent or court order. In addition, in order to protect any such confidential information, Employee agrees that for a period of twelve (12) months following the Separation Date, Employee will not, directly or indirectly, induce or entice any other employee of Company to leave such employment, other than his executive assistant, employed on the Separation Date.
12.    Non-Solicitation. Employee agrees that for a period of twelve (12) months – immediately following the Separation Date, Employee shall not either directly or indirectly solicit or recruit any of the Company’s employees to become employed or engaged by any third party or Employee, except as provided in Section 11; or solicit or recruit any of the Company’s employees to terminate their employment relationship with the Company. Employee acknowledges that the covenants in this Section 12 are reasonable and necessary to protect the Company’s trade secrets and stable workforce.
13.    Cooperation. Following the Separation Date, Employee shall not be required to perform any services for Company except to reasonably assist and cooperate (including, but not limited to, testifying or providing information to Company) in the investigation and handling of any actual or threatened court action, arbitration or other proceeding involving any matter that arose during the period of Employee's employment; provided, however, any such cooperation is subject to Employee’s availability so as not to interfere with Employee’s personal or professional obligations, which shall have priority, and Employee shall be provided an attorney of his selection (within reason) at Company expense to consult with him regarding the requested cooperation. All fees and out of pocket expenses for such cooperation shall be paid by the Company in advance of payment or being incurred.
14.    Arbitration and Equitable Relief. Any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Employee’s relationship or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles, before a single, impartial arbitrator selected from JAMS, in accordance with the then-current JAMS Arbitration Rules and Procedures, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would applicable were the action to be brought in court. At either party’s request, the arbitrator selected pursuant to this Agreement shall order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay in advance all arbitration costs, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and attorneys’ costs, then the arbitrator may award reasonable and actually incurred, third party attorneys’ fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s relationship or association with the Company.

15.    Medicare Recital and Indemnification. Employee does hereby represent and warrant to the Company that Employee is not a current recipient of Social Security Disability benefits, that Employee has not applied for Social Security Disability benefits, and that Employee has no knowledge of Medicare, or any other governmental entity, paying for any medical treatment relating to any claim arising out of or released by this Agreement. Employee agrees to fully defend, indemnify and hold harmless Released Parties and each of them from payment of medical liens, bills, interest and/or penalties that may be or are required of them, associated with any and all claims released under this Agreement, whether or not such liens, bills, interest and/or penalties are being asserted against payments made under this Agreement.
16.    Governing Law; Severability. Except for Section 14, which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the laws of the State of California govern this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.
17.    Non-Admission of Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgement or admission by the Company of any fault or liability whatsoever to Employee or any third party.
18.    Amendment. This Agreement may not be modified, altered or changed except upon express written agreement of both parties wherein specific reference is made to this Agreement.
19.     Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Human Resources department and state, “I hereby revoke my acceptance of our Confidential Agreement and General Release.” The revocation must be personally delivered to the Human Resources department, or mailed to the Human Resources department and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired and a fully executed copy of this Agreement has been received by the Human Resources department. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
20.    Enforcement. In the event of a party’s material breach of this Agreement, the non-breaching party may initiate action in arbitration seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action in arbitration, the prevailing party shall be entitled to recovery of actually paid, third party (not for Company employees) reasonable attorneys’ fees.
21.     Construction. In the event of vagueness or ambiguity, this Agreement shall not be construed against the party preparing it, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms and the intent of the parties without prejudice to the party who prepared it.

22.    Succession. This Agreement shall inure to the benefit of and be binding upon Employee and his heirs, executors, administrators, successors, and assigns. This Agreement shall inure to the benefit of Company and the other Released Parties and be binding upon Company and its successors and assigns.
23.    No Assignment. Employee warrants and represents that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Agreement. Employee also warrants and represents there are no liens against any of the settlement proceeds described in this Agreement.
24.     Counterparts. This Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the some force and effect of an original signature.
25.    Knowing Waiver of Age Discrimination Claims.  By entering into this Agreement, Employee knowingly and voluntarily waives and releases the Released Parties from any claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (“FEHA”). Employee also acknowledges that he has been informed in writing that:

a.	he has the right to consult with an attorney before signing this Agreement;

b.	he does not waive rights or claims under the ADEA or age discrimination claims under the California FEHA that may arise after the date this waiver is executed;

c.
he was given the initial draft of this Agreement on November 30, 2017, and was informed that Employee has twenty-one (21) days from which to consider the Agreement and if Employee signs this Agreement before the end of such 21-day period, Employee will have done so voluntarily and with full knowledge that Employee is waiving this right to have 21 days to consider this Agreement;

d.
he has seven (7) days after signing this Agreement to revoke the Agreement and the Agreement will not be effective until that revocation period has expired; provided, however, that any such revocation must be in writing and delivered to

Company’s Human Resources Department by the close of business on or before the seventh day from the date that Employee signs this Agreement;

e.	this Agreement shall not be effective until the eighth day after Employee executes and does not revoke this Agreement; and

f.
nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impost any conditional precedent, penalties, or costs from doing so, unless specifically authorized by federal law.

26.    Knowing and Voluntary Agreement. By signing this Agreement, Employee acknowledges that he has been advised in writing to seek the advice of an attorney regarding this Agreement, he has been given adequate time to review this Agreement, he has read this entire Agreement, he fully understands its purpose, terms, and consequences and that he is voluntarily entering into this Agreement with the intent to be legally bound by its terms.
27.    Entire Agreement. This Agreement and the Consulting Services Agreement set forth the entire agreement between the parties hereto, and fully supersede any prior obligation of Company to Employee except in connection with any confidentiality agreements that Employee has executed and/or that are that are contained in the Company Handbook, and Section 14 of the Employment Agreement, which each shall survive. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.
EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE BENEFITS IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST COMPANY OR THE OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

LIONS GATE ENTERTAINMENT, INC.
	/s/ Steven Beeks	By:	/s/ Brian Goldsmith
	STEVEN BEEKS		Brian Goldsmith
Date:		Date: